EXHIBIT 99.9



                        ATTORNEY'S OPINION AND CONSENT









April 12, 2000




ReliaStar Life Insurance Company
20 Washington Avenue South
Minneapolis, Minnesota 55401

Madam/Sir:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of individual variable annuity contracts (the "Contracts") and interests in ReliaStar Select Variable Account (the "Separate Account"), I have examined documents relating to the establishment of the Separate Account by the Board of Directors of ReliaStar Life Insurance Company (the "Company") as a separate account for assets applicable to variable annuity contracts, pursuant to Minnesota Statutes Sections 61A.13 to 61A.21, as amended, and Post-effective Amendment No. 11 to the Registration Statement on Form N-4, File No. 33-69892 (the "Registration Statement"), and I have examined such other documents and have reviewed such matters of law as I deemed necessary for this opinion, and I advise you that in my opinion:

   1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota.

   2. The contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

   3. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

     The Amendment does not contain disclosures that would make it ineligible to become effective pursuant to Rule 485(b).

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me wherever appearing therein.




Very truly yours,


/S/ STEWART D. GREGG
---------------------------
Stewart D. Gregg, Counsel